Exhibit 99.1

NYSE: MGG

Date:	Dec. 2, 2008

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

MGG Announces Governance Changes

TULSA, Okla. – Magellan Midstream Holdings, L.P. (NYSE: MGG) announced today that it has implemented various governance changes and adopted a limited duration unitholder rights plan.

General partner and board of directors

MGG is buying its general partner from MGG Midstream Holdings, L.P. (“Holdings”), which is primarily owned by private equity firms Madison Dearborn Partners, LLC (“Madison Dearborn”) and Carlyle/Riverstone MLP Holdings, L.P. (“Carlyle/Riverstone”) as well as certain members of the partnership’s management. The general partner owns a .01% interest in MGG.

In addition, the 8.8 million MGG common units held by Holdings, which represent approximately 14% of MGG’s outstanding common units, have been distributed to that entity’s owners. No new MGG common units were issued as a result of these transactions.

Further, MGG’s partnership agreement was amended to allow its unitholders to elect its board of directors, providing MGG’s unitholders with greater control of MGG. Initially, the board of directors will consist of five members in three classes, with the first class to be elected at an annual unitholder meeting to be held in the first half of 2009. Three of the five members will be independent as defined by the rules of the New York Stock Exchange and will continue to be the board’s current independent members, Walter Arnheim, Robert Croyle and James Kempner. The other two board members will continue to be the partnership’s president and chief executive officer, Don Wellendorf, and Patrick Eilers of Madison Dearborn.

Following these changes, MGG will continue to be treated as a partnership for tax purposes and will continue to own the general partner interest and related incentive distribution rights in Magellan Midstream Partners, L.P. (NYSE: MMP).

Unit purchase rights plan

In connection with the other governance changes, MGG announced today that the board of directors has approved the adoption of a Unit Purchase Rights Plan (the “Rights Plan”) to help ensure that its unitholders receive fair and equal treatment in the event of a takeover proposal. The Rights Plan is subject to, and will be entered into upon, approval by the New York Stock Exchange.

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“The plan was adopted as part of our changes in governance structure,” said Don Wellendorf, president and chief executive officer. “The adoption of similar rights plans has been common practice and is an accepted approach to ensuring that all investors are treated equally.”

Under the Rights Plan, each holder of common units of MGG at the close of business on Dec. 10, 2008 will automatically receive a distribution of one right per MGG common unit held representing the right to purchase one additional common unit of MGG. The issuance of the rights is not taxable to the holders of MGG’s common units, has no dilutive effect, will not affect MGG’s reported earnings per common unit, and will not change the way the common units are currently traded. The rights will trade along with, and not separately from, the common units unless the rights become exercisable.

In general, the rights will become exercisable if a person or group acquires 15% or more of the common units of MGG or commences a tender offer that could result in ownership of 15% or more of the common units of MGG. If a person or group acquires 15% or more of the common units of MGG, each right will entitle holders, other than the acquiring party, to purchase MGG common units at a 50% discount to the then-current market price.

Additionally, if (i) a person or group acquires 15% or more of the outstanding common units of MGG and thereafter merges into any other person and MGG is not the surviving entity, (ii) any entity is merged into MGG and all or part of MGG’s common units are exchanged for securities of the other entity, or (iii) MGG sells 50% or more of its assets to any other entity, the rights will entitle the holders thereof to purchase equity securities of the acquiring party at a 50% discount to its then-current market price.

The Rights Plan, which is similar to rights plans of many other public companies, has a limited term of three years, unless the rights are earlier redeemed or the Rights Plan is earlier terminated by MGG.

MGG will file a Current Report on Form 8-K and a Registration Statement on Form 8-A with the United States Securities and Exchange Commission that will contain additional information regarding the terms and conditions of the Rights Plan.

About Magellan Midstream Holdings, L.P.

Magellan Midstream Holdings, L.P. (NYSE: MGG) is a publicly traded partnership formed to own the general partner interest and 100% of the incentive distribution rights in Magellan Midstream Partners, L.P. (NYSE: MMP), which primarily transports, stores and distributes refined petroleum products. More information is available at http://www.mgglp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.